Exhibit 99.3

Contact:	Adam Derbyshire, Chief Financial Officer Bill Forbes, Pharm D., Chief Development Officer	MEDIA: Alyssa Bleiberg (212) 485-6806
G. Michael Freeman, Investor Relations & Corporate Communications (919) 862-1000

BALSALAZIDE 3.3 GRAMS TWICE-DAILY SHOWS SIGNIFICANT

IMPROVEMENT IN BOWEL FUNCTION AND SOME QUALITY OF LIFE

MEASURES AS EARLY AS WEEK TWO

Ulcerative Colitis Patients Reported Improvement in Rectal Bleeding, Bowel

Frequency and Bowel Healing, as Well as Emotional and Social Functions

SAN DIEGO, May 20, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced that as early as two weeks into treatment, patients with mild-to-moderate active ulcerative colitis taking 3.3 g balsalazide disodium tablets twice-daily versus placebo for active disease management experienced significantly greater quality of life (QoL) improvements in bowel function, as well as improvement in their emotional state as measured by a variety of factors including feelings of frustration, anger, impatience and anxiety. Balsalazide 1.1 g tablets will be the first 5-ASA agent for active disease that patients will only need to take twice a day. These data were presented today at the Digestive Disease Week 2008 annual meeting in San Diego, California.

“The quality of life benefits seen with balsalazide’s twice-daily dosing regimen enhance the utility of this proven anti-inflammatory agent and make the 1.1 g tablet an important new treatment option for patients suffering with this debilitating disease,” said study author Ellen Scherl, MD, Director, Jill Roberts Center for Inflammatory Bowel Disease, The New York Presbyterian Hospital, Weill Medical College of Cornell University.

Results

After two weeks, patients taking balsalazide 3.3 g twice-daily reported significantly greater improvement versus placebo across a broad range of measures including bowel symptoms, systemic symptoms, emotional function and social function. Additionally, significantly more patients who received balsalazide 3.3 g twice-daily reported they were satisfied or very satisfied with treatment versus those taking placebo (73 percent vs. 56 percent [P=0.0230]) at the end of the eight week trial.

At Two Weeks
	Balsalazide 3.3 g twice-daily	Placebo	Statistical Significance
Mean Bowel Symptom Score	9.7 points	6.3 points	P=0.0043
Mean Emotional Function Score	11.1 points	8.2 points	P=0.0105
Mean Social Function Score	3.5 points	2.4 points	P=0.0043
Mean Total QoL Score	27.9 points	20.1 points	P=0.0064

At Eight Weeks
Mean Emotional Function Score	12 points	10.5 points	P=0.0192
Mean Social Function Score	4.7 points	4.1 points	P=0.0055
Total QoL Score	32.7 points	29.7 points	P=0.0302

Balsalazide 3.3 g Tablets Twice-Daily Effective in Improving Signs and Symptoms of Mild-to-Moderate Disease

Another abstract from the study presented today showed that patients taking three 1.1 g balsalazide tablets twice-daily versus placebo experienced improvement in their symptoms at week eight, including rectal bleeding (59 percent vs. 42 percent [P=0.01]); bowel frequency (49 percent vs. 37 percent [P=0.08]); and mucosal appearance (53 percent vs. 37 percent [P=0.02]), significant indicators of bowel healing. Importantly, this improvement was measured by both patient and physician assessment.

•

A significantly larger proportion of patients in the balsalazide 1.1 g twice-daily group vs. placebo experienced improvement in the total Modified Mayo Disease Activity Index (MMDAI) score at week eight (67 percent vs. 47 percent [P=0.004]).

•

A significantly larger proportion of patients in the balsalazide 1.1 g twice-daily group vs. placebo experienced improvement in the physician’s assessment of disease (60 percent vs. 36 percent [P=0.0004]).

A third abstract reported that balsalazide 3.3 g tablets twice-daily were well tolerated with a side effect profile equal to or better than placebo. The percentage of patients who experienced any adverse events (AEs) was 55 percent for balsalazide 3.3 g tablets twice-daily versus 68 percent for placebo. The majority of AEs experienced by either group were mild or moderate in intensity. The most common AEs were exacerbation of ulcerative colitis, headache, diarrhea and abdominal pain.

Twice-Daily Dosing Stands to Improve Patient Compliance

Balsalazide 1.1 g tablets will be the first 5-ASA agent that patients with mild-to-moderate active ulcerative colitis will only need to take twice a day — standing to improve their adherence to therapy. Despite the effectiveness of oral 5-ASA agents (like balsalazide 1.1 g tablets), a majority of patients do not take their medications as prescribed because of the frequency and number of pills required to control their symptoms. A study conducted by the Crohn’s and Colitis Foundation of America (CCFA) found that 65 percent of patients with ulcerative colitis are poorly compliant with their medication, citing pill burden and inconvenience associated with the medication as key reasons.

About the Study

Adults (n=250) with mild-to-moderate active ulcerative colitis were randomized to receive either balsalazide 3.3 g twice-daily or placebo for eight weeks. Patient quality of life was assessed at baseline, week two and week eight (or last treatment) by the inflammatory bowel disease questionnaire (IBDQ), a 32-item patient questionnaire grouped into four components: bowel symptoms, systemic symptoms, emotional function and social function. At the end of the study, patients were interviewed to assess satisfaction with treatment.

A colonoscopy or sigmoidoscopy was performed at screening and at week eight or end of treatment. Secondary efficacy endpoints were assessed using the MMDAI at screening, baseline and at week eight. Safety evaluations involved clinical lab assessments (e.g., hematology and blood chemistry) at baseline and weeks two and eight, with vital sign measurements and AE and concomitant medication documentation at baseline and weeks one, two, four and eight.

About Ulcerative Colitis

Ulcerative colitis is a chronic disease of the colon or large intestine. The disease is marked by inflammation and ulceration of the colon mucosa or innermost lining. Tiny open sores, or ulcers, form on the surface of the lining, where they bleed and produce pus and mucus. Because the inflammation makes the colon empty frequently, symptoms typically include diarrhea (sometimes accompanied by blood) and often abdominal pain. The inflammation usually begins in the rectum and lower colon, but it may also involve the entire colon.

Some people with ulcerative colitis have remissions—periods when the symptoms go away—that last for months or years. However, most patients’ symptoms eventually return. Active therapy is treatment given to treat UC symptoms when they are active. Maintenance therapy refers to treatment given to patients to enable them to stay in remission, to maintain their health in a disease-free, or limited-disease, state. Maintenance medications must be taken for a prolonged period of time.

People with ulcerative colitis have abnormalities of the immune system, but it is not known whether these abnormalities are a cause or a result of the disease. The body’s immune system is believed to react abnormally to the bacteria in the digestive tract. Ulcerative colitis is not caused by emotional distress or sensitivity to certain foods or food products, but these factors may trigger symptoms in some people. About 5 percent of people with ulcerative colitis develop colorectal cancer. The risk of cancer increases with the duration of the disease and how much the colon has been damaged. For example, if only the lower colon and rectum are involved, the risk of cancer is no higher than normal. However, if the entire colon is involved, the risk of cancer may be as much as 32 times the normal rate.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; our need to return to profitability; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

# # #